As filed with the Securities and Exchange Commission on March 12, 2021.

Registration No. 333-172919

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8

Registration Statement No. 333-172919

UNDER

THE SECURITIES ACT OF 1933

ING GROEP N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (IRS Employer Identification Number)

ING Groep N.V.

Bijlmerdreef 106

1102 CT Amsterdam

P.O. Box 1800, 1000 BV Amsterdam

The Netherlands

(Address of Principal Executive Offices)

ING Insurance US Long Term Sustainable Performance Plan

ING Group Long Term Sustainable Performance Plan

(formerly known as the ING Financial Holdings Corporation US Long Term Sustainable Performance Plan)

(Full Title of Plan)

Marcy S. Cohen

ING Financial Holdings Corporation

1133 Avenue of the Americas

New York, New York 10036

(646) 424-6159

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-172919) originally filed by ING Groep N.V. (“ING” or the “Registrant”) relates to:

•	the ING Insurance US Long Term Sustainable Performance Plan (the “ING Insurance Plan”); and

•	the ING Group Long Term Sustainable Performance Plan (formerly known as the ING Financial Holdings Corporation US Long Term Sustainable Performance Plan) (the “ING Group Plan”).

The Registrant filed the Registration Statement on Form S-8 (File No. 333-172919) on March 18, 2011 with the Securities and Exchange Commission (the “Commission”) to register 18,000,000 ordinary shares, nominal value 0.24 euro per share, under the ING Insurance Plan (filed as Exhibit 4.3 thereto). The Registrant paid the requisite registration fees of $24,826.83 to register the 18,000,000 ordinary shares. In addition, the Registrant filed the Registration Statement on Form S-8 (File No. 333-172921) on March 18, 2011 to register 2,000,000 ordinary shares, nominal value 0.24 euro per share, under the ING Group Plan (originally filed as Exhibit 4.3 thereto). An amended version of the ING Group Plan has been filed as Exhibit 4.4 to this Post-Effective Amendment.

An aggregate of 6,377,765 ordinary shares have been delivered by the Registrant pursuant to awards granted under the ING Insurance Plan that have vested. No further awards will be granted under the ING Insurance Plan and no awards remain outstanding. The Registrant is filing this Post-Effective Amendment No.1 to the Form S-8 because an aggregate of 11,622,235 ordinary shares originally allocated for offering by the Registrant pursuant to the ING Insurance Plan will not be issued under the ING Insurance Plan and are eligible for offering under the ING Group Plan. The Registrant expects to use newly issued shares for offerings pursuant to the ING Group Plan. Accordingly, an opinion with respect to the validity of the Registrant’s ordinary shares has been filed as Exhibit 5.1 to this Post-Effective Amendment.

After giving effect to this Post-Effective Amendment, an aggregate of up to 13,622,235 ordinary shares have been registered for offering pursuant to the ING Group Plan.

Ordinary shares may be represented by American Depositary Shares (“ADSs”), each of which represents one ordinary share of the Registrant and may be evidenced by American Depository Receipts (“ADRs”). A separate registration statement on Form F-6 (File No. 333- 227695) was filed with the Commission on October 4, 2018 for the registration of ADSs evidenced by ADRs issuable upon deposit of ordinary shares.

This Post-Effective Amendment No. 1 to the Registration Statement shall become effective upon filing with the Commission pursuant to Rule 464 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with SEC Compliance and Disclosure Interpretation 126.43, no new filing fee is due with respect to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The rules of the Securities and Exchange Commission (the “Commission”) allow the Registrant to “incorporate by reference” information into this Registration Statement. This means that the Registrant can disclose important information to you by referring you to another document.

The Registrant incorporates herein by reference the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed on March 12, 2021, including the description of the Registrant’s ordinary shares and ADSs included on Exhibit 2.1 thereto.

To the extent designated therein, certain Reports on Form 6-K and all documents subsequently filed by the Registrant or by the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold, or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement from the date of filing of those documents. Any statement contained in any such document will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 26 of the Articles of Association of the Registrant provides that, insofar as permitted by Dutch law, “members and former members of the Executive Board or the Supervisory Board shall be reimbursed for (a) the reasonable costs of conducting a defence against claims for compensation of loss; (b) any payments that they owe, and (c) the reasonable costs of appearing in proceedings in which they are involved in the capacity as referred to below, with the exception of proceedings in which they mainly enforce a claim of their own, in connection with acts or omissions in the discharge of their duties as member of the Executive Board or Supervisory Board or in another position they occupy or have occupied at the request of the company. In the latter case, the reimbursement only applies to the amount not compensated in respect of the other position.” Article 26 also provides that no reimbursement will be due and payable in the event that “(a) the act or omission of the person involved must be considered to be intentional, willfully negligent or seriously attributable, or (b) it concerns payments arising from legal proceedings between a current or former member of the Executive Board or the Supervisory Board and the company or its subsidiaries, except for legal proceedings instituted by one or more shareholders on behalf of the company, or (c) the costs and/or the loss of the person involved is covered by insurance.”

Additionally, Article 35.4 of the articles of association of the Registrant provides that “The annual accounts shall be adopted by the general meeting. When the resolution to adopt the annual accounts has been considered, a resolution shall be brought before the general meeting to ratify the actions of the members of the Executive Board in respect of their management and those of the members of the Supervisory Board in respect of their supervision of the management in the financial year, to the extent that this is reflected in the financial statements or has been reported upon at the general meeting.” Under Dutch law, this discharge is not absolute and without prejudice to, inter alia, the provisions of articles 138 and 149 of Book 2 of the Dutch Civil Code.

All members of the Supervisory Board and the Executive Board of the Registrant are covered under the Directors and Officers Liability Insurance program against liabilities resulting from their acts and omissions when acting in their capacities as far as legally permitted.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number

4.1	Amended and Restated Articles of Association of ING Groep N.V., dated May 6, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 6-K (File No. 1-14642), filed by the Registrant on August 25, 2020).

4.2	Form of Amended and Restated Deposit Agreement among ING Groep N.V., JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit (a) to the Registrant’s Registration Statement on Form F-6 (File No. 333-227695), filed by the Registrant on October 4, 2018).

4.3	ING Insurance US Long Term Sustainable Performance Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-172919), filed by the Registrant on March 18, 2011).

4.4	ING Group Long Term Sustainable Performance Plan.

5.1	Opinion of Stibbe N.V., Dutch counsel to the Registrant, as to the validity of the ordinary shares being registered.

23.1	Consent of Stibbe N.V., Dutch counsel to the Registrant (included as part of Exhibit 5.1).

23.2	Consent of KPMG.

24.1	Power of Attorney (included in signature page).

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on this 12th day of March, 2021.

ING GROEP N.V.

By:	/s/ Tanate Phutrakul
Name: Tanate Phutrakul
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Tanate Phutrakul, Geert Wijnhoven, Ewald Walraven, Kirsten Tuinstra, Vroukje van Oosten Slingeland, Peter van der Linde and Pim Brouwer, and each of them, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated:

Title	Signature	Date

Chairman of Executive Board and Chief Executive Officer	/s Steven J.A. van Rijswijk
(Principal Executive Officer)	Steven J.A. van Rijswijk	March 12, 2021

Member of Executive Board and Chief Financial Officer	/s/ Tanate Phutrakul
(Principal Financial Officer)	Tanate Phutrakul	March 12, 2021

Principal Accounting Officer	/s/ Erwin H.M. Olijslager
	Erwin H.M. Olijslager	March 12, 2021

Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of ING Groep N.V. in the United States, in the City of New York, State of New York, on this 12th day of March, 2021.

ING FINANCIAL HOLDINGS CORPORATION

By:	/s/ Marcy S. Cohen
Name: Marcy S. Cohen
Title: General Counsel and Managing Director